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                                                                  Exhibit 10.11

            AMENDED AND RESTATED EMPLOYMENT AGREEMENT



     AMENDED AND RESTATED EMPLOYMENT AGREEMENT entered into as of ___________ __, 1997, by and between Pivot Rules, Inc., a New York corporation (the "Company") and E. Kenneth Seiff ("Seiff").

                            RECITALS

     1. The Company desires to retain the services of Seiff as the Chief Executive Officer and Chairman of the Board of Directors of the Company in accordance with the terms and conditions of this Agreement.

     2. Seiff will serve the Company as its Chief Executive Officer and Chairman of the Board of Directors in accordance with the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Seiff agree as follows:

     1.   TERM

     The Company hereby agrees to employ Seiff as the Chief Executive Officer and Chairman of the Board of Directors of the Company, and Seiff hereby agrees to serve in such capacity, for a term commencing as of August 1, 1991, and ending January 1, 2000, upon the terms and subject to the conditions contained in this Agreement. The terms of this Agreement may, at the option of the Company and with the approval of Seiff, be extended from time to time in a written memorandum signed by the Company and Seiff, after approval by the Board of Directors.

     2.   DUTIES

     As Chief Executive Officer and Chairman of the Board of Directors of the Company, Seiff shall perform the following duties: negotiate and purchase finished goods and raw materials; negotiate and sign leases; negotiate and sign trade credit, factor credit, and other debt instruments as necessary; hire and fire employees, including negotiating salaries, bonuses, insurance benefits and any other reasonable and appropriate perquisites; develop and implement marketing and advertising plans; hire consultants, advisers and agents as necessary; negotiate contracts on behalf of the Company; negotiate and sign insurance policies including corporate, life, health, medical, dental, hospitalization and disability policies; and any other day to day responsibilities commensurate with Seiff's position as Chief Executive Officer and Chairman of the Board of Directors of the Company.
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     The principal location of Seiff's employment shall be in New York City, although Seiff understands and agrees that he may be required to travel from time to time for business reasons. Seiff shall devote his full business time to his duties as the Chief Executive Officer and Chairman of the Board of Directors of the Company during the term of this Agreement. Seiff shall not, directly or indirectly, render services to any other person or entity, without the consent of the Board of Directors, which would interfere significantly with the faithful performance of his duties under this Agreement.

     3.   COMPENSATION

          For services rendered by Seiff to the Company during the term of this Agreement, the Company shall pay him a base salary of $165,000 per year, payable in accordance with the standard payroll practices of the Company, subject to annual increases at the discretion of the Company's Board of Directors, taking into account merit, corporate and individual performance and general business conditions, including changes in the cost of living index."

     4.   BONUS

          For each fiscal year during the term of this Agreement, Seiff shall be eligible to receive a bonus set by the Board of Directors at its discretion, based on the operating performance of the Company as compared to the projections presented to the Board at the beginning of such fiscal year and such other factors as the Board deems appropriate; provided that such bonus shall not exceed 100% of Seiff's base salary for such fiscal year. At the discretion of the Board of Directors, all or part of such bonus may be paid through the issuance to Seiff of capital stock of the Company or stock options under the Company's 1997 Stock Option Plan, the fair market value of which is equal to the cash payment that Seiff would otherwise be entitled to receive as all or part of such bonus; provided, that Seiff shall be entitled to demand that an amount of such bonus sufficient to pay any income taxes arising from such bonus be paid in cash rather than in capital stock of the Company. All bonuses to be paid to Seiff pursuant to this paragraph 4 shall be paid within 30 days following completion of the audit of the annual financial statements of the Company for the fiscal year in question.

     5.   EXPENSE, REIMBURSEMENT AND PERQUISITES

          a. During the term of this Agreement, Seiff shall be entitled to reimbursement of all reasonable and actual out-of-pocket expenses incurred by him in the performance of his services to the Company, provided that the expenses are properly accounted for.

          b. During each calendar year of the term of this Agreement, Seiff shall be entitled to reasonable vacation with full pay; provided, however, that Seiff shall schedule such vacations in the interest of the Company.

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          c. The Company shall provide a life insurance policy on the life of
Seiff, for the benefit of Seiff's beneficiaries, in the amount of at least $1,000,000. All premiums on such policy shall be paid by the Company.

          d. Seiff shall be entitled to participate in all medical and dental insurance and disability and hospitalization plans and other employee benefit plans instituted by the Company from time to time on the same terms and conditions as other employees of the Company, to the extent permitted by law.

     6.   NON-COMPETITION; NON-SOLICITATION

          a. During the Non-Competition Period (as defined in paragraph 6(c) below), Seiff, without the prior written permission of the Company, shall not, anywhere in the world, directly or indirectly, (i) enter into the employ of or render any services to any person, firm or corporation engaged in any business which is directly or indirectly in competition with the Company ("Competitive Business"); (ii) engage in any Competitive Business for his own account; (iii) become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; (iv) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by the Company while Seiff was employed by the Company (other than Nicole Kule, Dean Seiff, James Hilford and Andrew Hilford); or (v) solicit, interfere with, or endeavor to entice away from the Company, for the benefit of a Competitive Business, any of its customers or other persons with whom the Company has a contractual relationship. However, nothing in this Agreement shall preclude Seiff from investing his personal assets in the securities of any corporation or other business entity which is engaged in a Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his beneficially owning, at any time, more than three percent (3%) of the publicly-traded equity securities of such Competitive Business.

          b. Seiff and the Company agree that the covenants of non-competition and non-solicitation contained in this paragraph 6 are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction, such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended. Seiff agrees that any breach of the covenants contained in this paragraph 6 would irreparably injure the Company. Accordingly, Seiff agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against Seiff from any court having jurisdiction over the matter, restraining any further violation of this paragraph 6.

          c. The "Non-Competition Period" shall extend for the Term of this Agreement and for a period of two (2) years following the end of the Term; provided that, in the


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event that the Agreement is terminated during the Term of this Agreement by the
Company without cause, or by Seiff pursuant to a Constructive Termination, the Non-Competition Period shall expire at the end of the Term.

     7.   TERMINATION

          a. This Agreement, the employment of Seiff, and Seiff's position as an officer and director of the Company shall terminate upon the first to occur of:

          (i)  his death;

          (ii) his "permanent disability", as defined in Section 7.1 of the Shareholders' Agreement;

         (iii) a "Constructive Termination" by the Company, which, for purposes of this Agreement, shall be deemed to have occurred upon (A) the removal of Seiff from his position as Chief Executive Officer of the Company and Chairman of its Board of Directors, (B) any material diminution in the nature or scope of the authorities, powers, functions, duties or responsibilities attached to such positions, or (C) the material breach by the Company of this Agreement; provided that no such removal, diminution or breach shall be considered a Constructive Termination unless Seiff has provided the Company with at least sixty (60) days' prior written notice of such removal, diminution or breach and the Company has failed to cure such removal, diminution or breach within such sixty (60) day period;

          (iv) the termination of this Agreement without cause by the Company, which shall occur not less than 60 days after the Company has provided Seiff prior written notice of such termination. In no event shall termination without cause by the Company take place prior to November 1, 1993;

          (v) non-renewal of this Agreement by the Company and/or the Board of Directors; or

          (vi) the termination of this Agreement for cause, which, for purposes of this Agreement, shall mean that (1) Seiff has been convicted of a felony or any serious crime involving moral turpitude, or engaged in materially fraudulent or materially dishonest actions in connection with the performance of his duties hereunder, (2) Seiff has willfully and materially failed to perform his duties hereunder, or (3) the Company has suffered a substantial and material operating loss for any two consecutive fiscal years and, for each such fiscal year, has provided Seiff with written notice that it considers a loss to be a substantial and material operating loss for purposes of this

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               paragraph 7(a)(vi) within thirty (30) days of the issuance of its audited financial statements for such fiscal year; provided that, prior to a termination for cause pursuant to subparagraphs
               (1) or (2) hereof, the Company shall provide Seiff with at least thirty (30) days' prior written notice of such cause and shall not terminate the Agreement under this paragraph 7(a)(vi) if Seiff cures such cause within such thirty (30) day period;

          b. In the event that this Agreement is terminated without cause by the Company pursuant to paragraph 7(a)(iv) or through a Constructive Termination pursuant to paragraph 7(a)(iii), the Company shall pay Seiff severance payments (the "Severance Payments") equal to the total base salary that would be due to Seiff over the entire remaining term of the Agreement if he were to have remained employed by the Company for such term, multiplied by the number of full or partial fiscal years remaining at the time of such termination; provided that the total amount of the Severance Payments shall in no event be less than Seiff's base salary for the fiscal year in which such termination occurs. The Severance Payments shall be payable in periodic installments in accordance with the Company's standard payroll practices.

     8.   CONFIDENTIALITY

          a. Seiff recognizes that the services to be performed by him are special, unique and extraordinary in that, by reason of his employment under this Agreement, he may acquire or has acquired confidential information and trade secrets concerning the operation of the Company, its predecessors, and/or its affiliates, the use or disclosure of which could cause the Company, or its affiliates substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Seiff covenants and agrees with the Company that he will not at any time during the Term of this Agreement or thereafter, except in the performance of his obligations to the Company or with the prior written consent of the Board of Directors or as otherwise required by court order, subpoena or other government process, directly or indirectly disclose any secret or confidential information that he may learn or has learned by reason of his association with the Company, or any predecessor. If Seiff shall be required to make such disclosure pursuant to court order, subpoena or other government process, he shall notify the Company of the same, by personal delivery or electronic means, confirmed by mail, within twenty-four (24) hours of learning of such court order, subpoena or other government process and, at the Company's expense, shall (i) take all reasonably necessary and lawful steps required by the Company to defend against the enforcement of such subpoena, court order or government process, and (ii) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof. The term "confidential information" includes, without limitation, information not in the public domain and not previously disclosed to the public or to the trade by the Company's management with respect to the Company's or its affiliates' facilities and methods, trade secrets and other intellectual property, designs, manuals, confidential reports, customer names, financial information or


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business plans. Seiff understands and agrees that the rights and obligations set forth in this paragraph 8(a) shall survive the termination or expiration of this Agreement.

          b. Seiff confirms that all confidential information is and shall remain the exclusive property of the Company. All business records, papers and documents kept or made by Seiff relating to the business of the Company shall be and will remain the property of the Company. Upon the termination of his employment with the Company, Seiff shall promptly deliver to the Company, and shall not, without the consent of the Company, which shall not be unreasonably withheld, retain copies of any written materials prepared by or for the Company not previously made available to the public or records and documents made by Seiff or coming into his possession and not in the public domain concerning the business or affairs of the Company or any predecessors to its business, or any of its affiliates or subsidiaries. Seiff understands and agrees that the rights and obligations set forth in this paragraph 8(b) shall survive the termination or expiration of this Agreement.

     9.   ACKNOWLEDGMENT, WAIVER

     The Company acknowledges that for purposes of this Agreement, Scoppetta & Seiff represented Seiff and did not provide legal representation or advice with respect to this Agreement to the Company. In addition, the Company acknowledges that it has been advised that prior to signing this Agreement it should seek the advice of counsel, other than Scoppetta & Seiff, with respect to this Agreement. The Company waives any objection it might have to Scoppetta & Seiff's representation of Seiff and not the Company with respect to this Agreement while representing Seiff and the Company with respect to the Shareholders Agreement entered into as of August 1, 1991, on the grounds of possible conflict of interest or for any other reason.

     10.  GOVERNING LAW

     This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with the laws of the State of New York.

     11.  ENTIRE AGREEMENT

     This Agreement contains all of the understandings between Seiff and the Company pertaining to Seiff's employment with the Company, and it supersedes all undertakings and agreements, whether oral or in writing, previously entered into between them.

     12.  AMENDMENT OR MODIFICATION; WAIVER

     No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing, signed by Seiff and by an officer of the Company duly authorized to do so. Except as otherwise specifically provided in this Agreement, no waiver by either party of any breach by the other party of any condition or provision of this Agreement to be


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performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

     13.  NOTICES

     Any notice to be given hereunder shall be in writing and delivered personally or sent by certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently designate by like notice:

     If to the Company, to:

          Pivot Rules, Inc.
          80 West York Street
          New York, NY 10018
          Attn: Kenneth Seiff

     With a copy to:

          Scoppetta & Seiff
          645 Madison Avenue
          New York, NY 10022
          Attn: Walter A. Kreitz, Jr., Esq.

     and

          Shereff, Friedman, Hoffman & Goodman LLP
          919 Third Avenue
          New York, New York  10022
          Attn: Richard A. Goldberg, Esq.

     If to Seiff, to:

          E. Kenneth Seiff
          52 East 72nd Street
          New York, NY 10021

     14.  SEVERABILITY

          In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

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     15.  TITLES

          Titles of the Sections of this Agreement are intended solely for convenience of reference and no provision of this Agreement is to be construed by reference to the title of any Section.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                              PIVOT RULES, INC.

                              -----------------------------
                              By:
                              Title:


                              -----------------------------
                              E. Kenneth Seiff


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